EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Aehr Test Systems	MKR Investor Relations Inc.
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(213) 277-5550
aehr@mkr-group.com

Aehr Reports Record Revenue for Fiscal 2022 Fourth Quarter and Full Year Driven by Demand for Semiconductor Wafer Test and Burn-in for Electric Vehicles

Fremont, CA (July 19, 2022) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and reliability qualification equipment, today announced financial results for its fiscal 2022 fourth quarter and full year ended May 31, 2022.

Fiscal Fourth Quarter Financial Results:

•	Net sales were $20.3 million, up 166% from $7.6 million in the fourth quarter of fiscal 2021.

•	GAAP net income was $5.8 million, or $0.20 per diluted share, compared to GAAP net income of $567,000, or $0.02 per diluted share, in the fourth quarter of fiscal 2021.

•	Non-GAAP net income was $6.5 million, or $0.23 per diluted share, which excludes the impact of stock-based compensation, compared to non-GAAP net income of $930,000, or $0.04 per diluted share, in the fourth quarter of fiscal 2021.

•	Bookings were $4.4 million for the quarter ended May 31, 2022.

•	Backlog as of May 31, 2022 was $11.1 million. Effective backlog, which includes all orders since the end of the fourth quarter, is over $25.5 million.

•	Total cash and cash equivalents as of May 31, 2022 were $31.5 million, up from $4.6 million at May 31, 2021.

Fiscal Year Financial Results:

•	Net sales were $50.8 million, up 206% from $16.6 million in fiscal 2021.

•	GAAP net income was $9.5 million, or $0.34 per diluted share, compared to a GAAP net loss of $2.0 million, or $0.09 per diluted share, in fiscal 2021.

•	Non-GAAP net income was $11.7 million, or $0.42 per diluted share, compared to a non-GAAP net loss of $3.2 million, or $0.13 per diluted share, in fiscal 2021.

Aehr Test Systems Reports Fiscal 2022 Fourth Quarter and Full Year Financial Results

July 19, 2022

An explanation of the use of non-GAAP financial measures and a reconciliation of Aehr’s non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“We are pleased to report very strong growth for fiscal 2022, with a record annual revenue of $50.8 million, and record bookings of $60.2 million. Importantly, we are seeing the significant leverage in our operating model to our bottom line, as evidenced by the strong profit for the fiscal year.

“Our strong bookings and revenue growth in fiscal 2022 were driven by the demand for our wafer level test and burn-in solutions, particularly for wafer level stress and stabilization of silicon carbide devices for use directly in the electric vehicle market. The silicon carbide market for electric vehicles and its supporting infrastructure requirements are growing at a tremendous rate, with Canaccord Genuity estimating that wafer capacity will increase from 150,000 6-inch wafers in 2021 to over four million 6-inch equivalent wafers in 2030 to meet the electric vehicle market alone.

“Our lead customer for silicon carbide wafer level burn-in made significant investments in their silicon carbide production throughout this past fiscal year. Today, we are excited to announce we received $12.8 million in orders from them for multiple FOX-XP™ systems, a FOX™ high volume production WaferPak Aligner, and a small number of FOX WaferPaks to meet their increased production capacity needs for silicon carbide-based power semiconductors for the electric vehicle market. We expect significant subsequent orders for WaferPaks needed for the system orders announced today. These FOX systems, WaferPaks, and the WaferPak Aligner are expected to ship by the end of our fiscal third quarter ending February 28, 2023.

“Aehr Test provides a highly unique and cost-effective solution for applying stress testing across every device on an entire wafer before they are singulated and put into packages or multi-chip modules. This allows our customers to burn-in every single device at a lower cost than they could in any other form due to our ability to contact thousands of devices on a single wafer and test 18 wafers in a single system with our FOX-XP multi-wafer test and burn-in system and proprietary FOX full wafer contact WaferPaks.

“We are currently engaged with most other current and future silicon carbide suppliers. The major silicon carbide companies expect that most electric vehicle traction inverters will move to multi-chip modules. As such, they have told us that they must move to wafer level stress and burn-in to remove the inherent failures before they put the devices into multi-die modules to meet their cost, yield, and reliability goals of these modules. Aehr’s unique, low cost, multi-wafer level test and burn-in solution provides the test electronics and device contactor technology that enables contact to 100% of devices on a single wafer, and the handling and alignment equipment to provide a total turnkey single vendor solution to meet the needed critical test and stress requirements.

“Our benchmarks and evaluations with prospective new silicon carbide customers continue with very good momentum. We have recently completed a wafer stress testing of yet another of the current large suppliers of silicon carbide with excellent results. They have told us that the FOX platform is the only solution that can scale to meet the production capacity needed to address their silicon carbide device growth, particularly for electric vehicle applications. This is in addition to our previously announced engagement with another large silicon carbide supplier with whom we have been working closely over the last year to correlate and qualify the FOX system to displace their current production reliability screening test and burn-in systems. The results of that benchmark also met a key milestone this last quarter and we believe that we will successfully complete their correlation process over the coming months, which will allow them to move forward with our FOX-XP solution. We expect both customers to implement the FOX platform solution into their manufacturing production flow.

Aehr Test Systems Reports Fiscal 2022 Fourth Quarter and Full Year Financial Results

July 19, 2022

“In addition to the benchmarks with these two large silicon carbide companies, we have been approached by several more silicon carbide suppliers to evaluate our FOX-XP systems to meet their production needs for traction inverters and on-board charges for electric vehicles, and for other applications such as electric commuter train engine controllers, photovoltaic power conversion, and other industrial applications.

“As a result of all these positive evaluations, we believe that we will receive orders from at least several new silicon carbide customers and begin shipping systems to meet their production capacity by the end of our current fiscal year that ends May 31, 2023. There is a significant industry ramp needed to expand silicon carbide production to meet the forecasted needs of these electric vehicles over the next few years and through the end of the decade and beyond.

“We are very encouraged by the positive momentum we are seeing with current and prospective customers and anticipate multiple new customers will begin placing orders and taking shipments over the next few years to meet the enormous demand of silicon carbide devices used in the electric vehicle market over the next decade. If current and/or new customers increase their forecasts and/or decide to pull in orders, we have significant upside capacity to meet their needs. This provides us with the confidence that we can meet a significant upside in revenue shipments if the customer demand pulls in.”

Fiscal 2023 Financial Guidance:

For the fiscal year ending May 31, 2023, Aehr expects total revenue to be at least $60 million to $70 million, with strong profit margins similar to last fiscal year. Aehr also expects bookings to grow faster than revenues in fiscal 2023 as the ramp in demand for silicon carbide in electric vehicles increases exponentially throughout the decade.

Management Conference Call and Webcast

Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its fiscal 2022 fourth quarter and full year operating results. To access the live call, dial +1 877-270-2148 (US and Canada) or +1 412-902-6510 (International) and ask to join the Aehr Test Systems earnings call. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section and may also be accessed by clicking here. A replay of the conference call will also be available via telephone beginning approximately two hours after conclusion of the call and will remain available for one week. To access the call replay, dial +1 877-344-7529 or +1 412-317-0088 (International) and enter replay passcode: 2181375.

About Aehr Test Systems

Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has installed over 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge silicon carbide-based power semiconductors, memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak Contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Aehr Test Systems Reports Fiscal 2022 Fourth Quarter and Full Year Financial Results

July 19, 2022

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Aehr’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “sees,” or “continue,” or the negative of these words or other similar terms or expressions that concern Aehr’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, Aehr’s ability to generate bookings and revenue increases in the future, including the first quarter of fiscal 2023; future requirements and orders of Aehr’s new and existing customers; bookings forecasted for proprietary WaferPakTM and DiePak consumables across multiple market segments; the temporary nature of customer pushouts; shipping timelines for products and follow-on capacity orders; the growth of Aehr’s systems and consumables, including as a percentage of total sales; financial guidance for fiscal 2023, including related to revenue and profitability, and expectations regarding fiscal 2023; Aehr’s ability to expand its number of customers using its FOX-PTM solutions; the ability to secure potential customer engagements; expectations related to long-term demand for Aehr’s productions and  the attractiveness of key markets; the belief that Aehr will be stronger after the current worldwide COVID-19 pandemic, including expectations related to greater production, more customers, more applications, and higher value products. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Aehr’s recent 10-K, 10-Q and other reports filed from time to time with the Securities and Exchange Commission. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

–      Financial Tables to Follow –

Aehr Test Systems Reports Fiscal 2022 Fourth Quarter and Full Year Financial Results

July 19, 2022

AEHR TEST SYSTEMS AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year Ended
	May 31,	Feb 28,	May 31,	May 31,	May 31,
	2022	2022	2021	2022	2021

Net sales	$20,289	$15,283	$7,638	$50,829	$16,600
Cost of sales	9,821	8,886	4,104	27,164	10,568
Gross profit	10,468	6,397	3,534	23,665	6,032

Operating expenses:
Selling, general and administrative	2,993	2,612	1,904	10,047	6,562
Research and development	1,655	1,529	1,029	5,818	3,652
Total operating expenses	4,648	4,141	2,933	15,865	10,214

Income (loss) from operations	5,820	2,256	601	7,800	(4,182)

Interest income (expense), net	22	1	(11)	13	(46)
Income from forgiveness of PPP loan	-	-	-	1,698	-
Net gain from dissolution of Aehr Test Systems Japan	-	-	-	-	2,186
Other (expense) income, net	(38)	10	(23)	30	(162)

Income (loss) before income tax (expense) benefit	5,804	2,267	567	9,541	(2,204)

Income tax (expense) benefit	(10)	(24)	-	(91)	177

Net income (loss)	$5,794	$2,243	$567	$9,450	$(2,027)

Net income (loss) per share
Basic	$0.21	$0.08	$0.02	$0.36	$(0.09)
Diluted	$0.20	$0.08	$0.02	$0.34	$(0.09)

Shares used in per share calculations:
Basic	27,003	26,871	23,659	26,014	23,457
Diluted	28,568	28,854	23,916	27,774	23,457

- more -

Aehr Test Systems Reports Fiscal 2022 Fourth Quarter and Full Year Financial Results

July 19, 2022

AEHR TEST SYSTEMS AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Results

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year Ended
	May 31,	Feb 28,	May 31,	May 31,	May 31,
	2022	2022	2021	2022	2021

GAAP net income (loss)	$5,794	$2,243	$567	$9,450	$(2,027)
Stock-based compensation expense	737	880	303	2,923	1,101
Excess and obsolesence provision	(16)	1,026	60	1,031	176
Income from forgiveness of PPP loan	-	-	-	(1,698)	-
Income from disolution of Aehr Test Systems Japan	-	-	-	-	(2,401)
Non-GAAP net income (loss)	$6,515	$4,149	$930	$11,706	$(3,151)

GAAP net income (loss) per diluted share	$0.20	$0.08	$0.02	$0.34	$(0.09)
Non-GAAP net income (loss) per diluted share	$0.23	$0.14	$0.04	$0.42	$(0.13)
Shares used in GAAP and non-GAAP diluted shares calculation	28,568	28,854	23,916	27,774	23,457

Non-GAAP net income (loss) is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net income (loss) is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net income (loss). This limitation is best addressed by using this measure in combination with net income (loss) (the most directly comparable GAAP financial measure). These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors’ ability to review the company’s business from the same perspective as the Company’s management and facilitate comparisons of this period’s results with prior periods.

- more -

Aehr Test Systems Reports Fiscal 2022 Fourth Quarter and Full Year Financial Results

July 19, 2022

AEHR TEST SYSTEMS AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

(unaudited)

	May 31,	February 28,	May 31,
	2022	2022	2021
ASSETS

Current assets:
Cash and cash equivalents	$31,484	$32,020	$4,582
Accounts receivable, net	12,859	8,543	5,202
Inventories	15,051	14,152	8,849
Prepaid expenses and other	613	559	551
Total current assets	60,007	55,274	19,184

Property and equipment, net	1,203	776	677
Operating lease right-of-use assets	917	1,091	1,606
Other assets	201	214	198
Total assets	$62,328	$57,355	$21,665

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,195	$3,307	$2,893
Accrued expenses	3,610	2,535	2,163
Operating lease liabilities, short-term	794	778	737
Customer deposits and deferred revenue, short-term	2,415	6,197	189
Line of credit	-	-	1,400
Current portion of long-term debt	-	-	1,679
Total current liabilities	11,014	12,817	9,061

Operating lease liabilities, long-term	212	415	1,007
Deferred revenue, long-term	69	90	99
Other liabilities	44	45	49
Total liabilities	11,339	13,367	10,216

Total shareholders' equity	50,989	43,988	11,449

Total liabilities and shareholders' equity	$62,328	$57,355	$21,665

# # #